Exhibit 10-80
Second Amendment
to the
DTE Energy Company Executive Supplemental Retirement Plan
(Amended and Restated Effective January 1, 2005)

Recitals

A.
DTE Energy Company (the “Company”) adopted the DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) (the “Plan”) to enable the Company to attract and retain executives.

B.	The Organization and Compensation Committee (the “Committee”) of the Company's Board of Directors is authorized to amend the Plan.

C.
By a resolution properly adopted on May 5, 2011, the Committee amends the Plan to grant the Committee the discretion to extend participation in the Management Supplemental Benefit Plan portion of the Plan to executives otherwise eligible to participate in the Plan.

Plan Amendment

Effective as of the date this amendment is adopted, the DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) is amended by replacing Section 2.21 in its entirety with the following:

2.21    “Grandfathered MSBP Participant” means:

(a)    an active employee of DTE on December 31, 2000 who was participating in the MSBP on December 31, 2000 and is included in Appendix C; or

(b)    an individual who has been designated by the Committee, in its complete discretion, as a Grandfathered MSBP Participant to be added to Appendix C with a Group I or Group II designation (determined in the Committee's discretion), any Awarded Service (determined in the Committee's discretion), and the effective date of the individual's designation as a participant in the MSBP (determined in the Committee's discretion).

DTE Energy Company has caused this Second Amendment to be executed on the 5th day of May, 2011.

DTE ENERGY COMPANY

By /s/ LARRY E. STEWARD
Larry E. Steward
Vice President, Human Resources

Second Amendment to January 1, 2005 Amended and Restated ESRP - Page 1 of 1